Exhibit 5.1

Our ref        AAW/624161/2052459v5

Your ref

Noah Education Holdings Ltd. 10th Floor B Building Futian Tian’an Hi-Tech Venture Park Futian District, Shenzhen Guangdong Province People’s Republic of China

5 October 2007

Dear Sirs

Noah Education Holdings Ltd.

We have acted as Cayman Islands legal advisers to Noah Education Holdings Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed on 24 September 2007 with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company and the sale by the selling shareholders (the “Selling Shareholders”) of certain American Depositary Shares representing the Company’s Ordinary Shares of par value US$0.00005 each (the “Ordinary Shares”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	the Certificate of Incorporation dated 8 April 2004, the Certificate of Incorporation on Change of Name dated 24 March 2006 and the Memorandum and Articles of Association of the Company as adopted by special resolution on 16 March 2007, as amended by special resolutions dated 8 June 2007, 21 June 2007 and 5 October 2007 (the “Memorandum and Articles of Association”);

1.2	the register of members of the Company;

1.3	the written resolutions of the board of directors dated 5 October 2007;

1.4	a certificate from a Director of the Company addressed to this firm dated 5 October 2007, a copy of which is attached hereto (the “Director’s Certificate”); and

1.5	the Registration Statement.

2	ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

(i)	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)	The genuineness of all signatures and seals.

(iii)	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3	OPINION

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 1,000,000,000 shares of US$0.00005 par value each, of which 600,000,000 are designated as Ordinary Shares and 400,000,000 are designated as Series A Preference Shares.

3.3	The issue and allotment of the Ordinary Shares has been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Ordinary Shares will be legally issued and allotted, fully paid and non-assessable.

4	QUALIFICATIONS

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

MAPLES and CALDER

NOAH EDUCATION HOLDINGS LTD.

PO Box 309GT, Ugland House

South Church Street

George Town, Grand Cayman

Cayman Islands

5 October 2007

Maples and Calder

1504 One International Finance Centre

1 Harbour View Street

Hong Kong

Dear Sirs

Noah Education Holdings Ltd. (the “Company”)

I, Dong Xu, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company as conditionally adopted by special resolution passed on 16 March 2007 remain in full force and effect and are unamended save for the amendments made by special resolution passed on 8 June 2007, 21 June 2007 and 5 October 2007.

2	The written resolutions (the “Resolutions”) of the board of directors dated 5 October 2007 were signed by all of the directors in the manner prescribed in the Articles of Association of the Company.

3	The authorised share capital of the Company is US$50,000 divided into 1,000,000,000 shares of US$0.00005 par value each, of which 600,000,000 are designated as Ordinary Shares and 400,000,000 are designated as Series A Preference Shares.

4	The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Ordinary Shares and entering into and performing its obligations under the Agreements.

5	The Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

6	The directors of the Company at the date of Resolutions were and are as follows:

Xu Dong

Benguo Tang

Xiaotong Wang

Xiao Xianquan

Tsang Kwong Yue Conrad

Chen Xiao

Ni Guangnan

7	You have been provided with complete and accurate copies of all minutes of meetings or written resolutions or consents of the shareholders and directors (or any committee thereof) of the Company (which were duly convened, passed or (as the case may be) signed and delivered in accordance with the Articles and Association of the Company) and the Certificate of Incorporation, Memorandum and Articles of Association and statutory registers of the Company.

8	The entry by the Company into the transactions contemplated by the resolutions set forth in the Resolutions does not and will not infringe the terms of, or constitute a default under, any trust deed, agreement or other instrument or obligation to which the Company is a party or by which the Company or any part of its undertaking, assets, property or revenues is bound.

9	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company prohibiting it from entering into and performing its obligations.

10	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally (Attn: Mr. Anthony Wong) to the contrary.

Signature:	/s/ Dong Xu
Director

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